Exhibit 3.45

CERTIFICATE OF CHANGE

OF

INSIDE JOB, INC.

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

1. The name of the corporation is Inside Job, Inc. It was incorporated under the name of East West Advertising, Inc.

2. The Certificate of Incorporation of said corporation was filed by the Department of State on July 28, 1971.

3. The following action was authorized by the Board of Directors:

To designate	C T CORPORATION SYSTEM
111 Eighth Avenue
New York, N.Y. 10011

as its registered agent in New York upon whom all process against the corporation may be served.

/s/ Paul M. Robinson
Paul M. Robinson
Vice President & Secretary

CERTIFICATE OF CHANGE

OF

Inside Job, Inc.

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

Filed By

Warner Music Group

75 Rockefeller Plaza

New York, NY 10019